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                                                                    EXHIBIT 10.1

                    ADDENDUM TO ROBERT F. COTTER OFFER LETTER

This Addendum effective as of February 16, 2002 between Robert F. Cotter ("Cotter") and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Company" or "Starwood"), hereby amends and modifies that certain Offer Letter Agreement between Starwood and Cotter dated June 27, 2000 ("Employment Agreement"). The following language (in quotation marks) shall be inserted in place of the Section of the Employment Agreement contained at pages 3-4 and entitled "Employment Term & Severance". In all other respects, the Employment Agreement shall remain unchanged:

"EMPLOYMENT TERM & SEVERANCE

You understand and agree that your employment with the Company is "at will." As such, you agree that either you or Starwood may end the employment relationship at any time with or without cause upon 30 days' notice. By signing below, you understand and acknowledge that except for this Addendum, your Offer Letter dated June 27, 2000 and the attendant Arbitration and Confidentiality, Non-Solicitation Agreements and the Severance Agreement between you and the Company dated August 14, 2000, there is not and shall not be any written contract between you and the Company concerning this offer of continued employment as Chief Operating Officer, and that this letter is not intended to be and is not a contract of employment for any specific duration.

In the event that Starwood terminates your employment for any reason other than "cause," Starwood will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings and will reimburse you for your COBRA expenses minus your last level of contribution for up to 12 months commencing on the termination date (the "Termination Payments"). You will not be entitled to any Termination Payments if you resign your employment with the Company. As a condition for, and prior to, your entitlement to and receipt of any Termination Payments, you must enter into a written waiver and release of any and all claims against Starwood arising out of or relating to your employment with Starwood, in such form that Starwood may reasonably require.

For purposes of this paragraph, "cause," shall mean (i) any material breach by you of any of the duties, responsibilities or obligations of your employment, or any of the policies or practices of Starwood; (ii) any willful failure or refusal by you to properly perform (as determined by Starwood in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment, or to properly perform or follow (as determined by Starwood in its reasonable discretion and judgment) any lawful order or direction by Starwood;
(iii) any acts or omissions by you that constitute (as determined by Starwood in its reasonable discretion and judgment) fraud, dishonesty, breach of your duty of loyalty, gross negligence, civil or criminal illegality, or any other misconduct in your employment or which could tend to bring Starwood into disrepute, could create civil or criminal liability for Starwood or could adversely affect Starwood's business or interests."

Agreed to and accepted:


  /s/ Robert F. Cotter                    Dated:   April 16     , 2002
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      Robert F. Cotter

Starwood Hotels & Resorts Worldwide, Inc.


By /s/ David Norton                       Dated:   April 16     , 2002
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       David Norton
       Executive Vice President,
       Human Resources